Exhibit 10.54

THE CLOROX COMPANY

ANNUAL INCENTIVE PLAN

As Amended and Restated Effective

as of February 7, 2008

1.	Purpose.

The purpose of The Clorox Company Annual Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of substantial responsibility and to provide an incentive for employees of The Clorox Company, a Delaware corporation (the “Company”) and its subsidiaries to recognize and reward those employees. The Company’s executives are eligible to earn short-term incentive awards under this Plan and under the Company’s Executive Incentive Compensation Plan.

2.	Definitions.

The following terms will have the following meaning for purposes of the Plan:

(a)	“Award” means a bonus paid in cash.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Chief Executive Officer” means the chief executive officer of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Management Development and Compensation Committee of the Board, or such other Committee designated by the Board to administer the Plan.

(f)	“Employee” means any person employed by the Company or any Subsidiary.

(g)	“Executive Committee” means the executives who are members of the Company’s management executive committee.

(h)	“Executive” means a person who is member of the Clorox leadership committee.

(i)	“Level 1 Executive” means any regular salaried Employee who has entered into a Level 1 Employment Agreement with the Company.

(j)	“Level 2 Executive” means a regular salaried Employee scheduled to work more than 20 hours per week who is in salary grade Ex and who is either (1) a Vice President (but not a member of the Clorox Management Executive Committee), or (2) an Associate General Counsel.

(k)	“Level 3 Executive” means a regular salaried Employee scheduled to work more than 20 hours per week who is in salary grade 30 or 31 and who is either (1) a Vice President (but not a member of the Clorox Management Executive Committee), or (2) an Associate General Counsel.

(l)	“Participant” means an Employee selected by the Committee to participate in the Plan.

(m)	“Retirement” means termination of employment with the Company, other than by reason of death or disability, (1) at age 65, (2) at least age 55 with at least ten years of vesting service under The Clorox Company Pension Plan or (3) with at least 20 years of vesting service under The Clorox Company Pension Plan.

(n)	“Subsidiary” means any corporation in which the Company, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of stock.

(o)	“Year” means a fiscal year of the Company.

3.	Awards.

(a)	Within 90 days after the beginning of each Year, the Committee will select Participants for the Year and establish in writing the method by which the Awards will be calculated for that Year. The Committee may provide for payment of all or part of the Award in the case of retirement, death, disability or change of ownership of control of the Company or a Subsidiary during the Year in accordance with Section 409A (as defined in Section 15 below).

(b)	For the Chief Executive Officer and the Executive Committee, the Committee shall determine and certify the amount of the Award, if any, to be made. The Committee may increase, decrease or eliminate, any Award calculated under the methodology established in accordance with paragraph (a) in order to reflect additional considerations relating to performance.

(c)	For Executives (other than the Chief Executive Officer and the Executive Committee) and all other participants, the Chief Executive Officer shall determine and certify the amount of the Award, if any, to be made. The Chief Executive Officer may increase, decrease or eliminate, any Award calculated under the methodology established in accordance with paragraph (a) in order to reflect additional considerations relating to performance.

(d)

Awards will be paid to the Participants following certification and no later than ninety (90) days following the close of the Year with respect to which the Awards are made, unless all or a portion of a Participant’s Award is deferred pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board or a committee thereof may determine. A timely election is one that satisfies the requirements of Section 409A (as defined in Section 15 below) and typically for performance based compensation must be made at least six months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Section 409A (as defined in Section 15 below).

(e)	The Company shall withhold from the payment of any Award hereunder any amount required to be withheld for taxes.

(f)	In the event of a restatement of the Company’s financial results to correct a material error resulting from fraud or intentional misconduct, as determined by the Board or the Committee, the Board, or the Committee, will review all compensation that was made pursuant to this Plan on the basis of having met or exceeded specific performance targets for performance periods beginning after June 30, 2008 which occur during the years for which financial statements are restated. If a lower payment of performance-based compensation would have been made to the Participants based upon the restated financial results, the Board or the Committee, as applicable, will, to the extent permitted by governing law and subject to the following sentence, seek to recoup for the benefit of the Company the amount by which the individual Participant’s Award(s) for the restated years exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided, however, that neither the Board nor the Committee will seek to recoup Awards paid more than three years prior to the date on which the Company announces the need for the applicable financial statements to be restated. The Board, or the Committee, will only seek to recoup Awards paid to Participants who are the Chief Executive Officer, Level 1 Executives, Level 2 Executives or Level 3 Executives, whose fraud or intentional misconduct was a significant contributing factor to the need for such restatement, as determined by the Board or the Committee, as applicable.

4.	Termination of Employment.

Except as may be specifically provided in an Award pursuant to Section 3(a), a Participant shall have no right to an Award under the Plan for any Year in which the Participant is not actively employed by the Company or its Subsidiaries on June 30 of such Year. When establishing Awards each Year, the Committee may also provide that in the event a Participant is not employed by the Company or its Subsidiaries on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

5.	Administration.

The Plan will be administered by the Committee. The Committee will have the authority to interpret the Plan, to prescribe rules relating to the Plan and to make all determinations necessary or advisable in administering the Plan. Decisions of the Committee with respect to the Plan will be final and conclusive.

6.	Unfunded Plan.

Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

7.	Amendment or Termination of the Plan.

The Committee may from time to time suspend, revise, amend or terminate the Plan.

8.	Applicable Law.

To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

9.	No Rights to Employment.

Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its Subsidiaries. The Company reserves the right to terminate any Participant at any time for any reason notwithstanding the existence of the Plan.

10.	No Assignment.

Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

11.	Gender, Number and References.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule or regulation.

12.	Severability.

If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13.	Requirements of Law.

The issuance of cash under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.	Non-Exclusive Plan.

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

15.	Section 409A Compliance.

To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

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